UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2011

Commission File Number   001-03970

Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	23-1483991
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   717-763-7064

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 5, 2011, the Board of Directors of Harsco Corporation (the “Company”) approved a restructuring program (the “2011 Restructuring Program”).  As noted in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2011, certain of the Company’s end-markets (principally non-residential construction and metals production) have been negatively impacted by the European sovereign debt crisis and the sluggishness of the U.S. economy. The 2011 Restructuring Program is being instituted primarily in response to the continuing uncertainty in global financial and economic markets.  Objectives of the 2011 Restructuring Program include balancing short-term profitability goals with long-term strategies to establish platforms upon which the businesses can grow with limited fixed investment and generate annual operating expense savings to strengthen 2012 and future performance.  The 2011 Restructuring Program is in addition to restructuring actions that were initiated in 2008 and 2010, as described in previous filings with the Securities and Exchange Commission.

Under the 2011 Restructuring Program, the Company is:
•	optimizing rental assets and sale inventories by removing non-core assets under a product rationalization and branch structure reduction program undertaken in its Harsco Infrastructure Segment;
•	reducing its office structure in its Harsco Infrastructure and Harsco Metals & Minerals Segments; and
•	reducing its global workforce in its Harsco Infrastructure and Harsco Metals & Minerals Segments.

The Company estimates it will incur approximately $190 million to $210 million in net pre-tax restructuring program charges.  These charges will be recorded in the fourth quarter of 2011 and 2012 due to timing of accounting recognition. The Company estimates that the restructuring charges will consist primarily of asset write-down charges for disposal of rental assets and sales inventories (approximately $105 million to $115 million); branch structure reduction and office rationalization costs (approximately $50 million to $55 million); and workforce reduction costs (approximately $35 million to $40 million).

The 2011 Restructuring Program charges incorporate a total headcount reduction of approximately 1,100 employees.  Net cash payments for the program are expected to be approximately $85 million to $95 million, with substantially all of the payments being made in 2012. Approximately $105 million to $115 million of the restructuring program charges will be non-cash.

The Company currently estimates that the 2011 Restructuring Program ultimately will generate annual pre-tax cost savings of approximately $63 million to $67 million, with approximately $35 million to $38 million being realized during 2012.

The statements contained in this Current Report on Form 8-K that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements regarding the anticipated future charges, cash expenditures and cost savings associated with the 2011 Restructuring Program.  In particular, all of these charges and cost savings are estimates and are therefore subject to change.  These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following: the timing of facility closings and consolidations; severance and other employee-related costs that differ from original estimates because of the timing of employee terminations; amounts for non-cash charges relating to inventories and property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such inventories and property, plant and equipment; and the Company’s ability to achieve savings from the restructuring program.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION
(Registrant)

Date: December 9, 2011	/s/ Mark E. Kimmel
Mark E. Kimmel
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary